EXHIBIT 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES PRICING

OF NEW SENIOR NOTES OFFERINGS

STAMFORD, CT, February 8, 2017 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it priced its previously announced private offerings of senior unsecured notes. Silgan announced that it entered into an agreement to sell $300 million aggregate principal amount of 4 3⁄4 % Senior Notes due 2025 and €650 million aggregate principal amount of 3 1⁄4 % Senior Notes due 2025. The offering for the Euro notes was upsized by €200 million, from a previously announced offering size of €450 million to €650 million. The new U.S. Dollar notes will mature on March 15, 2025, and the new Euro notes will mature on March 15, 2025. Interest on the new U.S. Dollar and Euro notes will accrue and be payable semi-annually on each March 15th and September 15th, commencing September 15, 2017.

Silgan intends to use the net proceeds from the U.S. Dollar notes offering to prepay a portion of its outstanding U.S. Dollar term loans and repay a portion of its outstanding revolving loans under its senior secured credit facility. Silgan intends to use the net proceeds from the Euro notes offering to prepay all outstanding Euro term loans and repay a portion of its outstanding revolving loans under its senior secured credit facility, to repay certain foreign bank revolving

SILGAN HOLDINGS

February 8, 2017

and term loans of certain of its non-U.S. subsidiaries and, with respect to the additional €200 million from the Euro notes offering, to redeem, on or after April 1, 2017, an equivalent US dollar amount, including the applicable redemption premium therefor, of its outstanding 5% Senior Notes due 2020. As a result of such partial redemption of Silgan’s 5% Senior Notes due 2020, Silgan expects to incur a loss on early extinguishment of debt of approximately $0.05 per diluted share, with the final amount of such loss on early extinguishment of debt to be determined upon completion of such partial redemption.

The notes being sold by Silgan will not initially be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016. Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks,

SILGAN HOLDINGS

February 8, 2017

including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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